Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2009 RESULTS
Diluted Earnings per Share of $0.63
Cash Flow from Operations of Approximately $211 million Year-to-Date
2009 Diluted EPS Guidance Increased

Plano, Texas, July 27, 2009 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended June 30, 2009.
Second Quarter 2009 Results
Total revenues for the quarter ended June 30, 2009 were $679.6 million, a decrease of $39.4 million from total revenues of $719.0 million for the same period in the prior year. This anticipated decrease in revenues was primarily the result of a 6.2% reduction in same store sales, partially attributable to the 2007 store consolidation plan.
Net earnings and net earnings per diluted share for the quarter ended June 30, 2009 were $41.9 million and $0.63, respectively, as compared to $37.7 million and $0.56, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the quarter ended June 30, 2009 include $1.9 million, or approximately $0.02 per share, as a result of a pre-tax litigation credit related to the Hilda Perez matter as discussed below.
When excluding the item above, adjusted net earnings per diluted share for the quarter ended June 30, 2009 were $0.61, as compared to net earnings per diluted share for the quarter ended June 30, 2008 of $0.56, an increase of 8.9%.
“We are pleased that our customer traffic in the quarter exceeded our expectations,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “However, our average price per customer agreement was lower than expected in the second quarter, which we believe reflected our customer’s discretion in this difficult economy,” Speese stated. “Although our lower average price per customer agreement will impact our 2009 revenue forecast, we believe our expense management initiatives, focus on margin improvement and prudent use of cash will positively impact earnings for the year. As a result, we are increasing our guidance for 2009 diluted earnings per share to $2.32 to $2.42,” Speese ended.
Six Months Ended June 30, 2009 Results
Total revenues for the six months ended June 30, 2009 were $1.408 billion, a decrease of $68.0 million from total revenues of $1.476 billion for the same period in the prior year. This decrease in revenues was primarily the result of a 3.6% reduction in same store sales and the anticipated revenue attrition from approximately 375 stores that received customer agreements from stores closed in the 2007 restructuring plan.
Net earnings and net earnings per diluted share for the six months ended June 30, 2009 were $87.3 million and $1.31, respectively, as compared to $74.1 million and $1.10, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the six months ended June 30, 2009 include $4.9 million, or approximately $0.04 per share, as a result of pre-tax litigation credits related to the Hilda Perez matter as discussed below.
Net earnings and net earnings per diluted share for the six months ended June 30, 2008 were reduced by $2.9 million, or approximately $0.03 per share, as a result of a pre-tax restructuring expense related to our 2007 restructuring plan as discussed below.

When excluding the items above, adjusted net earnings per diluted share for the six months ended June 30, 2009 were $1.27, as compared to adjusted net earnings per diluted share for the six months ended June 30, 2008 of $1.13, an increase of 12.4%.
Through the six month period ended June 30, 2009, the Company generated cash flow from operations of approximately $211.3 million, while ending the quarter with approximately $95.6 million of cash on hand. The Company utilized its cash flow from operations to reduce its outstanding indebtedness by approximately $170.9 million in 2009, or approximately 18% from year end 2008. As previously announced on June 10, 2009, the Company provided notice to The Bank of New York Mellon Trust Company, the indenture trustee, of its election to redeem its outstanding balance of $75.4 million in aggregate principal amount of its 7 1/2% Senior Subordinated Notes due May 2010, at a redemption price equal to 100% of the principal amount outstanding, plus accrued interest to the redemption date. The Company expects the redemption to occur on or about July 28, 2009. The Company expects to fund the redemption price primarily with cash flow generated from operations, together with amounts available under its senior credit facilities.
Operations Highlights
During the three and six month periods ended June 30, 2009, the company-owned stores and financial services locations changed as follows:

	Three Months Ended	Six Months Ended
	June 30, 2009	June 30, 2009
Company-Owned Stores
Stores at beginning of period	3,038	3,037
New store openings	8	18
Acquired stores remaining open	—	—
Closed stores
Merged with existing stores	24	32
Sold or closed with no surviving store	1	2

Stores at end of period	3,021	3,021

Acquired stores closed and accounts merged with existing stores	5	12

Financial Services
Stores at beginning of period	351	351
New store openings	2	2
Acquired stores remaining open	—	—
Closed stores
Merged with existing stores	3	3
Sold or closed with no surviving store	—	—

Stores at end of period	350	350

Acquired stores closed and accounts merged with existing stores	1	1
Since June 30, 2009, the Company has opened eight new store locations, acquired one store as well as accounts from two additional locations and sold eight stores. The Company has added financial services to one existing rent-to-own location and consolidated one store with financial services into an existing location since June 30, 2009.

Significant Items
Litigation Credit Related to the Hilda Perez Matter. In November 2007, the Company paid an aggregate of $109.3 million, including plaintiffs’ attorneys’ fees and administration costs, pursuant to the court approved settlement of the Hilda Perez v. Rent-A-Center, Inc. matter in New Jersey. Under the terms of the settlement, the Company is entitled to 50% of any undistributed monies in the settlement fund. The Company previously recorded during the fourth quarter of 2008 a pre-tax credit in the amount of $2.7 million and an additional pre-tax credit in the amount of $3.0 million in the first quarter of 2009, to account for cash payments to the Company representing undistributed monies in the settlement fund to which the Company is entitled pursuant to the terms of the settlement, as well as a refund of costs to administer the settlement previously paid by the Company which were not expended during the administration of the settlement. During the second quarter of 2009, the Company recorded an additional $1.9 million pre-tax credit to account for cash payments to the Company representing additional undistributed monies in the settlement fund to which the Company is entitled pursuant to the terms of the settlement, as well as a refund of costs to administer the settlement previously paid by the Company which were not expended during the administration of the settlement. The $1.9 million pre-tax credit in the second quarter of 2009 increased net earnings per diluted share by approximately $0.02. Through the six month period ended June 30, 2009, the total pre-tax credit of approximately $4.9 million increased net earnings per diluted share by approximately $0.04.
Restructuring Plan Expenses. During the first quarter of 2008, the Company recorded a pre-tax restructuring expense of approximately $2.9 million in connection with the restructuring plan previously announced on December 3, 2007. This restructuring expense reduced net earnings per diluted share by approximately $0.03 in the first quarter of 2008 and for the six month period ended June 30, 2008. As previously reported, the Company recorded a pre-tax restructuring expense of approximately $38.7 million related to this restructuring plan during the fourth quarter of 2007. The costs with respect to these store closings relate primarily to lease terminations, fixed asset disposals and other miscellaneous items.
– – –
Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Tuesday morning, July 28, 2009, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,020 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 220 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, reduction in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after July 27, 2009.
THIRD QUARTER 2009 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $666 million to $681 million.

•	Store rental and fee revenues are expected to be between $573 million and $585 million.

•	Total store revenues are expected to be in the range of $657 million to $672 million.

•	Same store sales are expected to be in the range of down 4% to down 6%.

•	The Company expects to open 10 to 15 new company-owned store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.4% and 22.8% of store rental and fee revenue and cost of merchandise sold to be between 71.0% and 75.0% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 58.4% to 59.9% of total store revenue.

•	General and administrative expenses are expected to be approximately 5% of total revenue.

•	Net interest expense is expected to be approximately $5 million and depreciation of property assets is expected to be approximately $17 million.

•	The effective tax rate is expected to be approximately 38% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.46 to $0.52.

•	Diluted shares outstanding are estimated to be between 66.3 million and 67.1 million.
FISCAL 2009 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.750 billion and $2.780 billion.

•	Store rental and fee revenues are expected to be between $2.340 billion and $2.370 billion.

•	Total store revenues are expected to be in the range of $2.710 billion and $2.740 billion.

•	Same store sales are expected to be in the range of down 2% to down 4%.

•	The Company expects to open 30 to 40 new company-owned store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.4% and 22.8% of store rental and fee revenue and cost of merchandise sold to be between 71.0% and 75.0% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 57.0% to 58.5% of total store revenue.

•	General and administrative expenses are expected to be approximately 5% of total revenue.

•	Net interest expense is expected to be approximately $28 million and depreciation of property assets is expected to be between $65 million and $70 million.

•	The effective tax rate is expected to be approximately 38% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.32 to $2.42.

•	Diluted shares outstanding are estimated to be between 66.3 million and 67.1 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short-term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; increases in the unemployment rate; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of any material litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2008, and its quarterly report for the quarter ended March 31, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended June 30,
	2009	2009	2008
	Before	After
	Significant Items	Significant Items
	(Non-GAAP	(GAAP	(GAAP
(In Thousands of Dollars, except per share data)	Earnings)	Earnings)	Earnings)

Total Revenue	$679,609	$679,609	$719,031
Operating Profit	73,414	75,283 (1)	74,434 (2)
Net Earnings	40,795	41,945 (1)	37,741
Diluted Earnings per Common Share	$0.61	$0.63 (1)	$0.56
Adjusted EBITDA	$91,477	$91,477	$96,271

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$65,636	$67,505	$59,984
Add back:
Restructuring Expense (Credit)	—	—	(15)
Litigation Expense (Credit)	—	(1,869)	—
Interest Expense, net	7,778	7,778	14,450
Depreciation of Property Assets	16,557	16,557	18,190
Amortization and Write-down of Intangibles	1,506	1,506	3,662

Adjusted EBITDA	$91,477	$91,477	$96,271

	Six Months Ended June 30,
	2009	2009	2008	2008
	Before	After	Before	After
	Significant Items	Significant Items	Significant Items	Significant Items
	(Non-GAAP	(GAAP	(Non-GAAP	(GAAP
(In Thousands of Dollars, except per share data)	Earnings)	Earnings)	Earnings)	Earnings)

Total Revenue	$1,407,792	$1,407,792	$1,475,667	$1,475,667
Operating Profit	152,506	157,375 (3)	154,859	151,974 (4)
Net Earnings	84,310	87,321 (3)	75,902	74,099 (4)
Diluted Earnings per Common Share	$1.27	$1.31 (3)	$1.13	$1.10 (4)
Adjusted EBITDA	$188,482	$188,482	$199,829	$199,829

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$135,765	$140,634	$121,346	$118,461

Add back:
Restructuring Expense (Credit)	—	—	—	2,885
Litigation Expense (Credit)	—	(4,869)	—	—
Interest Expense, net	16,741	16,741	33,513	33,513
Depreciation of Property Assets	34,133	34,133	36,378	36,378
Amortization and Write-down of Intangibles	1,843	1,843	8,592	8,592

Adjusted EBITDA	$188,482	$188,482	$199,829	$199,829

(1)	Includes the effects of a $1.9 million pre-tax litigation credit in the second quarter of 2009 related to the Hilda Perez matter. The litigation credit increased diluted earnings per share by approximately $0.02 in the second quarter of 2009.

(2)	Includes a $0.015 million pre-tax restructuring credit in the second quarter of 2008 related to the December 3, 2007 announced restructuring plan. The restructuring credit had no impact on the diluted earnings per share in the second quarter of 2008.

(3)	Includes the effects of $4.9 million pre-tax litigation credits in the first quarter and second quarter of 2009 related to the Hilda Perez matter. The litigation credits increased diluted earnings per share by approximately $0.04 for the six months ended June 30, 2009.

(4)	Includes the effects of $2.9 million pre-tax restructuring expenses in the first quarter and second quarter of 2008 as part of the December 3, 2007 announced restructuring plan. The restructuring expenses reduced diluted earnings per share by approximately $0.03 for the six months ended June 30, 2008.

SELECTED BALANCE SHEET HIGHLIGHTS

Selected Balance Sheet Data: (in Thousands of Dollars)	June 30, 2009	June 30, 2008

Cash and Cash Equivalents	$95,595	$75,100
Accounts Receivable	56,660	46,033
Prepaid Expenses and Other Assets	52,252	54,411
Rental Merchandise, net
On Rent	571,902	676,607
Held for Rent	179,857	204,472
Total Assets	2,427,744	2,538,780

Senior Debt	700,769	788,011
Subordinated Notes Payable	75,375	270,375
Total Liabilities	1,256,763	1,517,374
Stockholders’ Equity	1,170,981	1,021,406

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended June 30,
	2009	2008
(In Thousands of Dollars, except per share data)	Unaudited

Store Revenue
Rentals and Fees	$589,468	$634,618
Merchandise Sales	56,959	55,703
Installment Sales	12,290	9,246
Other	13,443	10,589

	672,160	710,156

Franchise Revenue
Franchise Merchandise Sales	6,251	7,650
Royalty Income and Fees	1,198	1,225

Total Revenue	679,609	719,031

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	132,956	145,511
Cost of Merchandise Sold	41,997	45,167
Cost of Installment Sales	4,259	3,790
Salaries and Other Expenses	384,910	406,572
Franchise Cost of Merchandise Sold	5,975	7,234

	570,097	608,274

General and Administrative Expenses	34,592	32,676
Amortization and Write-down of Intangibles	1,506	3,662
Litigation Expense (Credit)	(1,869)	—
Restructuring Expense (Credit)	—	(15)

Total Operating Expenses	604,326	644,597

Operating Profit	75,283	74,434

Interest Expense	8,045	16,739
Interest Income	(267)	(2,289)

Earnings before Income Taxes	67,505	59,984

Income Tax Expense	25,560	22,243

NET EARNINGS	41,945	37,741

BASIC WEIGHTED AVERAGE SHARES	66,028	66,684

BASIC EARNINGS PER COMMON SHARE	$0.64	$0.57

DILUTED WEIGHTED AVERAGE SHARES	66,647	67,360

DILUTED EARNINGS PER COMMON SHARE	$0.63	$0.56

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Six Months Ended June 30,
	2009	2008
(In Thousands of Dollars, except per share data)	Unaudited

Store Revenue
Rentals and Fees	$1,187,075	$1,275,304
Merchandise Sales	152,741	141,042
Installment Sales	24,716	19,131
Other	26,582	20,208

	1,391,114	1,455,685

Franchise Revenue
Franchise Merchandise Sales	14,209	17,417
Royalty Income and Fees	2,469	2,565

Total Revenue	1,407,792	1,475,667

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	268,095	291,673
Cost of Merchandise Sold	107,764	108,492
Cost of Installment Sales	8,690	7,810
Salaries and Other Expenses	786,418	823,986
Franchise Cost of Merchandise Sold	13,609	16,630

	1,184,576	1,248,591
General and Administrative Expenses	68,867	63,625
Amortization and Write-down of Intangibles	1,843	8,592
Litigation Expense (Credit)	(4,869)	—
Restructuring Expense (Credit)	—	2,885

Total Operating Expenses	1,250,417	1,323,693

Operating Profit	157,375	151,974

Interest Expense	17,277	37,666
Interest Income	(536)	(4,153)

Earnings before Income Taxes	140,634	118,461

Income Tax Expense	53,313	44,362

NET EARNINGS	87,321	74,099

BASIC WEIGHTED AVERAGE SHARES	66,012	66,697

BASIC EARNINGS PER COMMON SHARE	$1.32	$1.11

DILUTED WEIGHTED AVERAGE SHARES	66,571	67,267

DILUTED EARNINGS PER COMMON SHARE	$1.31	$1.10